EXHIBIT 99.1

                         [Dreyer's Grand Ice Cream Logo]

                    DREYER'S GRAND ICE CREAM, INC. ANNOUNCES
                    ----------------------------------------
                           FIRST QUARTER 2003 RESULTS
                           --------------------------


(Oakland, CA, April 23, 2003) - Dreyer's Grand Ice Cream, Inc. (Dreyer's, NNM:
DRYR) today announced results for the first quarter ended March 29, 2003. Dreyer's earned $871,000, or $.02 per diluted common share, in the first quarter compared with net income of $1,310,000, or $.04 per diluted common share, in the same period of 2002.

OPERATING RESULTS

Consolidated net sales for the thirteen-week period ended March 29, 2003 were $298,424,000, an increase of three percent over sales of $290,414,000 in the same quarter of 2002. Net sales of the company's branded products decreased one percent for the quarter to $164,861,000 and represented 55 percent of total net sales, compared with 57 percent in the same quarter of 2002. The slight decrease was driven by lower sales of Dreyer's and Edy's Grand Ice Cream offset by growth from Dreyer's and Edy's Whole Fruit Bars and the company's superpremium portfolio.

Net sales of partner brands, products distributed for other manufacturers, increased seven percent in the quarter and accounted for 45 percent of total net sales, compared with 43 percent in the same quarter of 2002. The increase was driven primarily by increased sales of the novelty products of Silhouette Brands, Inc.

The company's gross profit increased by $5,662,000 to $33,915,000, representing an 11 percent gross margin for the first quarter compared with a 10 percent gross margin in the same quarter of 2002. The improvement in gross profit was driven primarily by lower dairy costs and the margin improvement associated with re-sized packaging across the premium portfolio. These improvements were partially offset by increased distribution expenses. Dairy raw material costs accounted for a $4.3 million pre-tax benefit in the quarter versus last year.

Selling, general and administrative expenses increased by $1,758,000 to $27,173,000 for the quarter and represented nine percent of net sales, compared with $25,415,000, or nine percent of net sales, in the same quarter of 2002. The increase in SG&A expenses primarily reflects increased marketing and administration expenses, including a ($908,000) charge for uncollectible receivables from the bankruptcies of Fleming Companies, Inc. and Eagle Foods, Inc. The SG&A increase was partially offset by a decrease in payroll-related administrative expenses.

Income before tax provision was $1,428,000 in the first quarter of 2003, which included the effect of $4,548,000 of merger transaction expenses. Income before tax provision for the first quarter of 2002 was $2,047,000.

MERGER AGREEMENT

The company entered into an Agreement and Plan of Merger and Contribution dated June 16, 2002, as amended (the "Merger Agreement"), with New December, Inc. ("New Dreyer's"), December Merger Sub, Inc., Nestle Holdings, Inc. ("Nestle") and NICC Holdings, Inc. ("NICC Holdings"), a wholly-owned subsidiary of Nestle, to combine the company with Nestle's United States frozen dessert business. The combination (the "Merger") will result in both the company and Nestle Ice Cream Company, LLC ("NICC"), which holds Nestle's United States frozen dessert business, becoming wholly-owned subsidiaries of New Dreyer's, a Delaware corporation formed by the company to effect the transactions contemplated by the Merger Agreement.

The company held a Special Meeting of Stockholders on March 20, 2003, at which the company's stockholders voted to approve the Merger and related transactions. If the Merger is completed, each stockholder (other than Nestle and its affiliates) who holds shares of the company's Common Stock at the effective date of the Merger will receive one share of Class A Callable Puttable Common Stock of New Dreyer's for each share of the company's Common Stock. Subject to the terms and conditions of the amended and restated certificate of incorporation of New Dreyer's, the holders of New Dreyer's Class A Callable Puttable Common Stock will be permitted to sell (put) some or all of their shares to New Dreyer's for $83.00 per share during two periods, the first beginning on December 1, 2005 and ending on January 13, 2006, and the second beginning on April 3, 2006 and ending on May 12, 2006. The New Dreyer's Class A Callable Puttable Common Stock will also be subject to redemption (call) by New Dreyer's at the request of Nestle at $88.00 per share during a six-month period beginning on January 1, 2007 and ending on June 30, 2007. At the effective time of the Merger, NICC Holdings will contribute all of its ownership interest of NICC to New Dreyer's and will receive, in exchange for such contribution, 55,001,299 shares of Class B Common Stock of New Dreyer's. The Class B Common Stock is similar to the Class A Callable Puttable Common Stock, except that it lacks the call and put features and has additional voting rights. The shares of the company's Common Stock currently held by Nestle will be converted into the same number of shares of Class B Common Stock of New Dreyer's. As of April 7, 2003, Nestle owned approximately 23 percent of the company's Common Stock on a diluted basis. If the Merger is completed, Nestle and its affiliates will own approximately 67 percent of New Dreyer's Common Stock on a diluted basis.

The company has been expensing all merger transaction expenses as incurred. The company incurred $4.5 million of such costs during the first quarter and has recorded a total of $15.1 million to date. The company currently estimates that it will incur total merger transaction expenses, including costs to be incurred to close the transactions, of approximately $34 million.

                                   **********
Dreyer's manufactures and distributes a full spectrum of ice cream and frozen dessert products. The company's products are marketed under the Dreyer's brand name throughout the western states and Texas, and under the Edy's(R) name throughout the remainder of the United States. Dreyer's (together with Edy's) is the best selling brand of packaged ice cream in the country. Internationally, the Dreyer's brand extends to select markets in the Far East and the Edy's brand to the Caribbean and South America. Brands currently manufactured and distributed by Dreyer's include Grand, Grand Light(R), Homemade, Dreamery(R), Whole Fruit(TM) Sorbet, M&M/Mars, Starbucks(R), Godiva(R) and Healthy Choice(R). For more information on the company, please visit www.dreyersinc.com.
                                                  ------------------

Edy's, the Dreyer's and Edy's logo design, Dreamery, Grand Light, Homemade, Whole Fruit, are all trademarks or tradenames of Dreyer's Grand Ice Cream, Inc. All other trademarks and tradenames are owned by their respective companies.

                                 Conference Call
                                 ---------------

Dreyer's Grand Ice Cream, Inc. (NNM: DRYR) will hold a conference call for investors and analysts today, Wednesday, April 23, 2003, at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss this news release. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of the call
                                       ------------------
will be available from the audio archives at the same website location and is incorporated by reference into this news release.

                           Forward-Looking Statements
                           --------------------------

Certain statements contained in this press release, conference calls, simultaneous webcasts and audio replays are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made in any SEC filing, press release, conference call or webcast, or are recorded for later audio replay. Such known and unknown risks and uncertainties may cause the company's actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the company's ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; the cost of energy used in manufacturing and distribution; the cost of dairy raw materials and other commodities used in the company's products; competitors' marketing and promotion responses; market conditions affecting the prices of the company's products; the company's ability to increase sales of its own branded products; and responsiveness of both the trade and consumers to the company's new products and marketing and promotional programs. No assurances can be made that the Merger will close.


For further information contact:
Media Contact: Dori Sera Bailey at 510/601-4241
Investor Contact: C. Scott Webster at 510/450-4545

                         DREYER'S GRAND ICE CREAM, INC.
                               FIRST QUARTER 2003
                                FINANCIAL RESULTS


         Consolidated Statement of Income

   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNAUDITED)




                                                 Thirteen Weeks Ended
                                                 --------------------


                                          Mar. 29, 2003         Mar. 30, 2002
                                          -------------         -------------





Net sales                                     $298,424              $290,414
                                              --------              --------


Costs and expenses:
   Cost of goods sold                          264,509               262,161
   Selling, general and administrative          27,173                25,415
   Interest, net of amounts capitalized          1,226                 1,786
   Other income, net                              (460)                 (995)

   Merger transaction expenses                   4,548                     -
                                                 ------              -------


                                               296,996               288,367
                                               -------               -------





Income before tax provision                      1,428                 2,047


Income tax provision                               557                   737
                                                ------              ----------





Net income                                      $  871                $1,310
                                                ======                ======








Weighted-average common

   shares outstanding-diluted         38,191                37,153
                                      ======                ======


Net income per


   common share-diluted                $  .02                $  .04
                                       ======                ======






Dividends per common share             $  .06                $  .06
                                       ======                ======






                      Condensed Consolidated Balance Sheet

                                 (IN THOUSANDS)




                                 Mar. 29, 2003        Dec. 28, 2002

                                  (unaudited)

Assets





CURRENT ASSETS:


Cash and cash equivalents          $ 1,490                  $ 1,119

Receivables                        110,434                  104,429
Inventories                        100,119                   82,831
Prepaid expenses and other          28,998                   25,494
                                    ------                   ------
   TOTAL CURRENT ASSETS            241,041                  213,873


Property, plant and equipment, net  207,043                 208,846
Goodwill, distribution rights, and
  other intangibles, net            87,855                   86,330
Other assets                         4,448                    3,523
                                    ------                   ------

TOTAL ASSETS                       $540,387                $512,572
                                   ========                ========


Liabilities and Stockholders' Equity

CURRENT LIABILITIES:

Accounts payable and accrued      $ 122,243                $131,362
liabilities
Current portion of long-term debt     2,143                   2,143
                                  ---------               ----------

   TOTAL CURRENT LIABILITIES        124,386                 133,505



Long-term debt, less current        154,929                 118,529
portion
Deferred income taxes                16,590                  16,550
                                     ------                  ------
TOTAL LIABILITIES                   295,905                 268,584


STOCKHOLDERS' EQUITY                244,482                 243,988
                                    -------                 -------

TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY            $540,387                $512,572
                                   ========                ========